Exhibit 4.21

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY ASTERISKS) HAVE

BEEN OMITTED AS THE REGISTRANT HAS DETERMINED THAT THE

INFORMATION IS BOTH NOT MATERIAL AND ARE THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

UBER TECHNOLOGIES, INC.

1725 3rd Street

San Francisco, CA 94158

May 5, 2025

WeRide Inc.

2630 Orchard Pkwy

San Jose, CA 95131

Ladies and Gentlemen:

This letter agreement (this “Letter”) sets forth the agreement and understanding of Uber Technologies, Inc., a Delaware corporation (“Uber”) and WeRide Inc. (“WeRide”), a company incorporated in the Cayman Islands, regarding the commitment of Uber, on the terms and subject to the conditions described below, to purchase, or cause the purchase of, directly or indirectly, equity interests of WeRide (such acquisition, the “Transaction”).

1.Commitment. Uber hereby commits (the “Commitment”) on the terms and subject to the conditions set forth in this Letter to purchase, or cause the purchase of, equity securities of WeRide in the form of Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of WeRide, for an aggregate cash purchase price equal to $100,000,000 (as such amount may be adjusted pursuant to Section 1(a) or Section 2(b) hereof, the “Commitment Amount”). In order to exercise the Commitment, WeRide may, at any time before November 30, 2025 (as such date may be extended pursuant to this Section 1, Section 2(a), or Section 3(vi) of this Letter, the “Long-Stop Date”), provide to Uber a written notice (including through e-mail) on the terms and subject to the conditions set forth in this Letter, which notice shall confirm WeRide’s exercise of the Commitment and the proposed closing date (the “Exercise Notice”). Such purchase shall be effectuated through a private placement (“Private Placement”) on the Long-Stop Date at a price per share equal to the volume-weighted average price per American Depositary Share of WeRide, each representing three Class A ordinary shares (“ADSs”), on the Nasdaq Stock Market as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by WeRide) for the [***]-trading day period prior to the Long-Stop Date (which price shall be adjusted to reflect the ADS-to-Class A ordinary share ratio) (the “[***]-Day VWAP Price”). Notwithstanding the foregoing, if the [***]-Day VWAP Price on November 28, 2025 is below $[***] per ADS (the “Floor Price”), WeRide shall be entitled to either (i) extend the Long-Stop Date by [***] months (such period, the “Extension Period”) or (ii) call any amount up to the Commitment Amount by delivering an Exercise Notice and require Uber to fulfil the Commitment at a price per Class A ordinary share equal to, at WeRide’s option, (x) [***]% of the closing price of the ADSs on the Nasdaq Stock Market on such date (or if such date is not a trading day, the preceding trading day) as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by WeRide) (which price shall be adjusted to reflect the

ADS-to-Class A ordinary share ratio) or (y) [***]% of the [***]-Day VWAP Price, in each case subject to a cap of the Floor Price, and to the extent the other conditions set forth in Section 3 hereto are satisfied, Uber shall be obligated to fulfil the Commitment at such price. In the event WeRide determines to extend the Long-Stop Date pursuant to clause (i) of the preceding sentence, the following provisions shall govern the Transaction notwithstanding anything contained herein to the contrary:

a.

At (x) the end of every sixty (60) day period during the Extension Period and (y) on the Long-Stop Date, WeRide shall be entitled to call any amount up to the Commitment Amount (or the remaining Commitment Amount if WeRide has previously exercised part of the Commitment) by delivering an Exercise Notice and require Uber to fulfil the Commitment at a price per Class A ordinary share equal to the volume-weighted average price per ADS on the Nasdaq Stock Market as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by WeRide) for the [***]-trading day period prior to such date (which price shall be adjusted to reflect the ADS-to-Class A ordinary share ratio) (the “[***]-Day VWAP Price”). In the event the applicable [***]-Day VWAP Price is less than the Floor Price, WeRide shall be entitled to call any amount up to the Commitment Amount (or the remaining Commitment Amount if WeRide has previously exercised part of the Commitment) by delivering an Exercise Notice and require Uber to fulfil the Commitment at a price per Class A ordinary share equal to, at WeRide’s option, (A) [***]% of the closing price of ADSs on the Nasdaq Stock Market on the date of the Exercise Notice (or if such date is not a trading day, the preceding trading day) as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by WeRide) (which price shall be adjusted to reflect the ADS-to-Class A ordinary share ratio) or (B) [***]% of [***]-Day VWAP Price, in each case subject to a cap of the Floor Price.

b.

Subject to the satisfaction of the other conditions set forth in Section 3 hereto, Uber shall be obligated to fulfil the Commitment for the amount called in the applicable Exercise Notice within [***] days of the date of the applicable Exercise Notice delivered pursuant to clause (a) above.

The Commitment shall be satisfied by Uber or, in its sole discretion, through one or more of Uber’s affiliates (provided that Uber shall be responsible to satisfy the Commitment if its designated affiliate fails to do so). For the avoidance of doubt, Uber shall not under any circumstances be obligated under this Letter to purchase, directly or indirectly, any Class A ordinary shares for an aggregate purchase price that exceeds the Commitment Amount, except to the extent the aggregate purchase price is adjusted to account for the rounding of fractional Class A ordinary shares.

2.Potential IPO. In the event that WeRide conducts its initial public offering in Hong Kong (the “HK IPO”) the following provisions shall govern the Transaction notwithstanding anything contained herein to the contrary:

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a.

To the extent WeRide offers Uber the opportunity to purchase Class A ordinary shares as a placee in the HK IPO at the same price per share offered to the public in the HK IPO (the “IPO Price”) and Uber does not invest in the HK IPO or only invests part of the Commitment Amount in the HK IPO, the Long-Stop Date shall be deemed to be extended until the earlier of (i) six (6) months from the closing date of the HK IPO and (ii) November 30, 2026.

b.

If Uber invests in the HK IPO, the Commitment Amount will be reduced on a dollar-for-dollar basis by the amount Uber has invested in the HK IPO. Any amount up to the remaining Commitment Amount may be called by WeRide by delivering the Exercise Notice prior to the Long-Stop Date.

c.	If Uber does not invest in the HK IPO, WeRide may call any amount up to the full Commitment Amount by delivering the Exercise Notice prior to the Long-Stop Date.
d.

The purchase of Class A ordinary shares pursuant to an Exercise Notice delivered pursuant to clause (b) or clause (c) above shall be subject to the conditions specified in Section 3 of this Letter and shall be effectuated through a Private Placement at a price per Class A ordinary share (the “Private Placement Price”) equal to the higher of (i) the IPO Price and (ii) the [***]-Day VWAP Price; provided that, if prior to the pricing of the HK IPO Uber notifies the underwriters of the HK IPO and WeRide that it seeks to invest the full amount of the Commitment Amount in the HK IPO and Uber is not allocated Class A ordinary shares for the Commitment Amount, then the Private Placement Price will be equal to the IPO Price; provided further that in no event shall the Private Placement Price be lower than such price that represents a discount of [***]% or more to the benchmarked price of the Class A ordinary shares if required under applicable Hong Kong listing rules and regulations.

e.

If any currency conversion is required in connection with the calculation of Uber’s remaining Commitment Amount or the purchase price for Class A ordinary shares in the HK IPO, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. dollars as quoted by Wall Street Journal on the date of the HK IPO.

f.

The parties agree that to the extent Uber purchases any Class A ordinary shares in the HK IPO it shall execute and deliver a lockup agreement, in the form attached hereto as Exhibit A, whether or not such lock-up agreement is required to be executed by other investors in the HK IPO.

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The parties acknowledge that this Letter does not constitute an offer to sell, or a solicitation of an offer to buy securities in the HK IPO. Any offer or sale or securities in the HK IPO will be made in accordance with the requirements of the Securities Act of 1933, as amended.

3.Conditions. The obligation of the parties hereto to consummate a Private Placement shall be subject to (unless waived in writing by the parties) the satisfaction of the following conditions on or prior to the date of the closing of such Private Placement: (i) WeRide shall have provided the Exercise Notice (including through e-mail) to Uber at least [***] days prior to the proposed closing date of such Private Placement; (ii) Uber and WeRide shall have entered into an amendment (“Amendment No. 1”) to that certain Master Framework Agreement, dated as of November 22, 2024, between Uber and WeRide (as may be amended from time to time, the “MFA”); (iii) the MFA (as amended by Amendment No. 1) shall not have been terminated and shall be in effect; (iv) the execution and delivery by Uber and WeRide of a definitive purchase agreement (the “Purchase Agreement”) in the form attached hereto as Exhibit B and, if applicable, the delivery by WeRide of any disclosure schedules as may be necessary in respect of the representations of WeRide set forth in the Purchase Agreement (provided that if Uber has not previously funded the portion of the Commitment called for by WeRide’s initial Exercise Notice and, after review of the information contained in any such disclosure schedules, Uber elects not to consummate such Private Placement, then Uber and WeRide shall promptly execute the Reversion Amendment (as defined below), and Uber shall have no further liabilities or obligations hereunder, including to fund all or any portion of any remaining outstanding Commitment; provided further that Uber may only make such election not to consummate such Private Placement to the extent the information contained in any such disclosure schedules is material); (v) the continued listing of the ADSs on the Nasdaq Global Market; (vi) no Law or Order shall be in effect preventing the exercise of the Commitment or the consummation of such Private Placement (provided that if this clause (vi) is the only condition in this Section 3 not satisfied or waived on or prior to the date of the closing of such Private Placement, each of Uber and WeRide shall use commercially reasonable efforts to engage in discussions in good faith regarding alternative transaction structures to effectuate the intent of the exercise of the Commitment and the consummation of such Private Placement and the Long-Stop Date shall be deemed to be extended by sixty (60) days or until such earlier date that such Law or Order no longer prevents the exercise of the Commitment or the consummation of the Transaction; provided further, that (x) if such Law or Order is still in effect on the Long-Stop Date so extended and Uber has not previously funded the portion of the Commitment called for by WeRide’s initial Exercise Notice, then this Letter will terminate automatically and immediately in accordance with Section 6 hereto, Uber and WeRide shall promptly execute the Reversion Amendment and Uber shall have no further liabilities or obligations hereunder, including to fund all or any portion of any remaining outstanding Commitment and (y) the requirement pursuant to any Law or Order to make a filing or notification in respect of the Transaction shall not alone be deemed to be a Law or Order preventing the exercise of the Commitment or consummation of the Private Placement); (vii) upon reasonable request by Uber or its representatives after the date hereof and prior to the closing of the Private Placement, WeRide shall have provided, and shall have caused its affiliates to provide, Uber with the information necessary and within WeRide’s possession for Uber to confirm whether the Transaction is a “prohibited transaction” within the meaning of 31 C.F.R. § 850.224 or any successor thereto; (viii) neither WeRide nor any of its subsidiaries shall be engaged in (A) any covered activity identified in the definition of “notifiable transaction” at 31 C.F.R. § 850.217 (as

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in effect as of the date of this Letter) other than as has been disclosed to Uber as of the date of this Letter, or (B) any covered activity identified in the definition of “prohibited transaction” at 31 C.F.R. § 850.224 (as in effect as of the date of this Letter); and (ix) either (A) no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the Transaction or (B) the waiting period applicable to the Transaction under the HSR Act shall have expired.

4.Covenants.

a.

The parties hereto shall keep confidential, to the extent permitted by Law, the existence and terms of this Letter. All disclosures within the scope of this Letter are subject to the Mutual Non-Disclosure Agreement between Uber and WeRide effective as of July 1, 2024 (the “NDA”). The definitions and terms of the NDA are incorporated as if fully stated herein and shall be deemed to be in effect during the term of this Letter, including in the event of and notwithstanding an earlier expiration of the NDA. Notwithstanding the foregoing, (i) Uber specifically agrees and acknowledges that WeRide may disclose the existence or terms of this Letter to any person to the extent required by applicable Law or as is necessary or desirable in connection with HK IPO or the making of filings necessary to receive all requisite approvals for the HK IPO and the Transaction, and (ii) WeRide specifically agrees and acknowledges that Uber may disclose to the U.S. Department of the Treasury any information subject to the NDA as reasonably required to satisfy Uber’s obligations under 31 CFR 850.401 in connection with this Letter.

b.

If Uber determines that a notification to the U.S. Department of the Treasury is required with respect to the Transaction pursuant to 31 CFR 850.401, then WeRide shall, and shall cause its affiliates to, within [***] days of a request by Uber or its representatives, provide Uber with the information reasonably necessary and within WeRide’s possession for Uber to prepare the notification or to respond to any requests from the U.S. Department of the Treasury with respect to such notification.

c.	[***]
d.

Each party to this Letter shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in taking or causing to be taken, all actions necessary, proper or advisable under this Letter and applicable Law to consummate the Transaction on or before the Long-Stop Date, including, without limitation, all necessary filings, submissions or notifications, with respect to this Letter and the Transaction required under the HSR Act, 31 C.F.R. Part 850, and any related governmental request thereunder.

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5.Governing Law. This Letter shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

6.Termination. This Letter and the obligation of Uber to fund the Commitment will terminate automatically and immediately at the earlier of (i) the closing of the purchase by Uber of Class A ordinary shares for the full amount of the Commitment Amount in the HK IPO and (ii) 12:01 a.m., Eastern Time, on second business day following the Long-Stop Date (such date, the “Termination Date”), if the conditions to any Private Placement described herein are not satisfied on or prior to the Termination Date; provided that if WeRide has delivered an Exercise Notice to Uber prior to the Long-Stop Date, the Termination Date will be extended until immediately following the closing of the purchase by Uber of Class A ordinary shares pursuant to the Exercise Notice. Upon termination of this Letter each of Uber and WeRide shall have no further obligations or liabilities hereunder; provided further, that Section 4(a), Section 4(b), Section 4(c), Section 5, Section 6 and Section 7 of this Letter shall remain in full force and effect and survive any valid termination of this Letter in accordance with its terms and conditions.

7.Master Framework Agreement.

a.

In the event that Uber does not fully fund and deliver to WeRide the portion of the Commitment Amount called by WeRide pursuant to and on the closing date specified in the applicable Exercise Notice, other than a failure to fund by Uber that is caused by a failure of WeRide to satisfy a condition specified in Section 3(i), Section 3(ii) or Section 3(iv) of this Letter (an “Uber Failure to Fund”), then at WeRide’s discretion, WeRide may (i) pursue specific performance of Uber’s obligation to fund the portion of the Commitment Amount called by WeRide or (ii) require Uber to promptly execute and deliver to WeRide an amendment (the “Reversion Amendment”) to the MFA; provided that if WeRide chooses to specifically enforce Uber’s obligation to fund the portion of the Commitment Amount called by WeRide, Amendment No. 1 shall be suspended and the MFA shall be deemed to be in effect without giving effect to Amendment No. 1 until such time that (x) WeRide has received the portion of the Commitment Amount called by WeRide, in the event the proceeding seeking such specific performance is decided in favor of WeRide or (y) the Reversion Amendment has been executed by Uber, in the event the proceeding seeking such specific performance is decided against WeRide. The Reversion Amendment shall provide that Amendment No. 1 shall be immediately terminated and have no further force and effect. For the avoidance of doubt, no Reversion Amendment shall be required pursuant to this Letter (x) if WeRide elects not to exercise the Commitment prior to or on the Long-Stop Date or (y) from and after such time as Uber has funded the portion of the Commitment called by WeRide pursuant to the initial Exercise Notice.

8.Definitions.

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a.

“Governmental Authority” means any: (a) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (c) federal, state, local, municipal, foreign or other government or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

b.	“Law” means any local, state, national, regional, federal or international statute, law, ordinance, rule, treaty, regulation, common law or other legal requirement, including any Order.
c.

“Order” means any judgment, order (including any Executive Order of the President of the United States), writ, injunction, award or decree of any arbitrator or any court or other Governmental Authority and any award in any arbitration proceeding.

9.Counterparts. This Letter may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Letter and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Letter as of the date first set forth above.

UBER TECHNOLOGIES, INC.

By:	/s/ Madhu Kannan
Name:	Madhu Kannan
Title:	Vice President, Corporate Development

WERIDE INC.

By:	/s/ Tony Xu Han
Name:	Tony Xu Han
Title:	Chief Executive Officer

[Signature Page to WeRide Letter Agreement]

Exhibit A

Form of IPO Lock-Up Agreement

[***]

Exhibit B

Form of Private Placement Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of [     ], 2025 by and between:

(1)	WeRide Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and
(2)

Uber Technologies, Inc., a company incorporated in the State of Delaware (the “Purchaser”). The Purchaser on the one hand, and the Company on the other hand, are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Purchaser wishes to invest in the Company by acquiring Class A ordinary shares, par value US$0.00001 per share (“Ordinary Shares”), of the Company in a transaction exempt from registration pursuant to Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1Issuance, Sale and Purchase of Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), such number of Ordinary Shares that is equal to the quotient of the Purchase Price (as defined below) divided by the Offer Price (as defined below) (the “Purchased Shares”) at a price per Ordinary Share equal to the Offer Price and for an aggregate purchase price of US$[●] 1 (the “Purchase Price”), free and clear of all liens or encumbrances (except for restrictions arising under the Securities Act or created by virtue of this Agreement); provided, however, that (a) no fractional shares of Ordinary Shares will be issued as Purchased Shares, (b) any fractions shall be rounded down to the nearest whole number of Ordinary Shares, and (c) the Purchase Price will be reduced by the value of any such fractional share (as calculated on the basis of the Offer Price). The “Offer Price” means [    ].2

Section 1.2Closing.

(a)Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Shares pursuant to Section 1.1 shall take place on the date hereof or on such other date

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NTD: To be the amount called pursuant to the exercise notice. If full amount is not called in an exercise notice, remaining commitment amount would be called in accordance with the terms of the commitment letter.

[2]	NTD: Purchase price to be determined based on terms in the commitment letter.

as the Company and the Purchaser may mutually agree. The date and time of the Closing are referred to herein as the “Closing Date.”

(b)Payment and Delivery. At the Closing, the Purchaser shall pay and deliver the Purchase Price to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account designated in writing by the Company, and the Company shall deliver to the Purchaser a copy of its irrevocable instructions to its transfer agent instructing such transfer agent to deliver to the Purchaser (i) the Purchased Shares in book-entry form on the record books of the Company’s transfer agent and (ii) a certified true copy of the register of the members of the Company, evidencing the Purchased Shares as being issued to the Purchaser.

(c)Restrictive Legend. The book-entry position representing Purchased Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (2), UNLESS WERIDE INC. (THE “COMPANY”) RECEIVES (OR WAIVES THE REQUIREMENT TO RECEIVE) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THIS SECURITY IS SUBJECT TO THE TRANSFER RESTRICTIONS DESCRIBED IN THE SUBSCRIPTION AGREEMENT DATED [ ], 2025. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Section 1.3Reliance on Securities Act Exemption. The purchase, issuance, sale and delivery of the Purchased Shares shall be made pursuant to and in reliance upon Section 4(a)(2) of the Securities Act.

Section 1.4Closing Conditions.

(a)Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for the Purchased Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, either of which may be waived in writing by the Purchaser in its sole discretion:

(i)All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Purchased Shares shall have been completed.

(ii)The representations and warranties of the Company contained in Section 2.1 of this Agreement shall be true and correct on the date of this Agreement and, if the

Closing Date shall be a date other than the date of this Agreement, shall be true and correct in all material respects (other than the representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date.

(b)Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, either of which may be waived in writing by the Company in its sole discretion:

(i)All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Purchased Shares shall have been completed.

(ii)The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall be true and correct on the date of this Agreement and, if the Closing Date shall be a date other than the date of this Agreement, shall be true and correct in all material respects (other than the representations and warranties qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date.

(c)Conditions to Parties’ Obligations to Effect the Closing. The obligation of the Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, which may only be waived in writing by both Parties:

(i)No Law or Order shall be in effect preventing the consummation of the transactions contemplated by this Agreement; provided, that if this clause (i) is the only condition in this Section 1.4 not satisfied or waived on or prior to the Closing, each of the Parties shall use commercially reasonable efforts, subject to and pursuant to the terms of the letter agreement, dated as of [ ], 2025, by and between the Parties (the “Letter”), to engage in discussions in good faith regarding alternative transaction structures to effectuate the intent of the transactions contemplated by this Agreement. For purposes of this Section 1.4, “Law” means any local, state, national, regional, federal or international statute, law, ordinance, rule, treaty, regulation, common law or other legal requirement, including any Order; “Order” means any judgment, order (including any Executive Order of the President of the United States), writ, injunction, award or decree of any arbitrator or any court or other Governmental Authority and any award in any arbitration proceeding; and “Governmental Authority” means any: (w) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (x) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (y) federal, state, local, municipal, foreign or other government or (z) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

(ii)All conditions set forth in Section 3 of the Letter shall have been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:3

(a)Due Formation. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Cayman Islands, with power and authority (corporate and other) to own its properties and conduct its business as now conducted.

(b)Authority. The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)Valid Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)Due Issuance of the Purchased Shares. The Purchased Shares have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, right of first refusal, right of pre-emption, third party right or interest, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act or created by virtue of this Agreement and upon delivery and entry into the register of members of the Company will transfer to the Purchaser good and valid title to the Purchased Shares. The rights of the Ordinary Shares to be issued to the Purchaser as Purchased Shares are as stated in the Eighth Amended and Restated Memorandum and Articles of Association of the Company.

(e)Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or any of the Company’s subsidiaries and consolidated affiliates (each a “Subsidiary” and collectively “Subsidiaries”), (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or its

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NTD: Customary disclosure schedules can be added to qualify Company representations and warranties if required by the Company; provided that, the Company may limit the information in the disclosure schedules to the extent required by applicable Law or Order (as defined herein).

Subsidiaries is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject, except in each case of (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit or proceeding, pending or threatened against the Company or its Subsidiaries that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby. For purposes of this Section 2.1, “Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (A) the financial condition, assets, liabilities, results of operations, business, prospects, or operations of the Company or its Subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from (x) changes in generally accepted accounting principles that are generally applicable to comparable companies or (y) changes in general economic and market conditions; or (B) the ability of the Company to consummate the transactions contemplated by this Agreement.

(f)Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date, or where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Exchange Act of 1934 (“Exchange Act”) for the twelve (12) months preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered any of the Purchased Shares through any public advertising or any form of general solicitation, including any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or social media or broadcast over television or radio or presented at any seminar. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be (i) integrated with the offer and sale of the Purchased Shares for purposes of the Securities Act or (ii) aggregated with prior offerings by the Company for the purposes of the rules and regulations of the Nasdaq Stock Market.

(i)Compliance with Laws. The business of the Company or its Subsidiaries is not being conducted in violation of any law or government order applicable to the Company or its Subsidiaries, except for violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)Outbound Investment Security Program. Neither the Company nor any of its subsidiaries engages in any covered activity identified in the definition of “prohibited transaction” at 31 C.F.R. § 850.224 (as in effect as of the date of the Letter).

(k)Investment Company Act Matters. The Company is not, and immediately after receipt of payment for and issuance of the Purchased Shares to the Purchaser, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.2Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants, to the Company as follows:

(a)Due Formation. The Purchaser is duly organized, validly existing and in good standing (or the foreign equivalent to the extent the concept is applicable in such jurisdiction) in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)Authority. The Purchaser has the requisite corporate or other applicable organizational power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder and thereunder. All corporate or other applicable organizational action on the part of the Purchaser, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Purchaser pursuant to this Agreement and the performance of all obligations of the Purchaser hereunder and thereunder have been taken and no other corporate or other applicable organizational proceedings on the part of the Purchaser, its officers, directors or shareholders are necessary to authorize and approve this Agreement or the transactions contemplated hereby.

(c)Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject, in each case of the foregoing (i) and (ii), in such a manner that would materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby. There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)Experience. The Purchaser acknowledges that it is investing in securities of companies in the development stage and that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares.

(g)Purchase Entirely for Own Account. The Purchaser hereby confirms that the Purchased Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or direct or indirect arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Purchased Shares. Except as otherwise disclosed to the Company on or prior to the Closing Date, the Purchaser has not been formed for the specific purpose of acquiring the Purchased Shares.

(h)No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, or affiliates has been directly or indirectly solicited through any public advertising or general solicitation, including as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or social media or broadcast over television or radio or presented at any seminar.

(i)Information. The Purchaser believes it has received the information it considers necessary or appropriate for deciding whether to purchase the Purchased Shares. The

Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares; provided, however, neither such inquires nor any other investigation conducted by or on behalf of such Purchaser or by its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in this Agreement. The Purchaser has consulted to the extent deemed appropriate by the Purchaser with the Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchased Shares.

(j)Purchaser Status. At the time such Purchaser was offered the Purchased Shares, it was, and as of the date hereof it is, and on the Closing Date, it will be an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act.

(k)Refusal to Register Improper Transfers. The Purchaser acknowledges that the Company shall make a notation in its share register regarding the restrictions on transfer set forth herein and shall transfer such shares on the books of the Company only to the extent consistent therewith. In particular, the Purchaser acknowledges that the Company shall refuse to register any transfer of the Purchased Shares not made pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

ARTICLE III

COVENANTS

Section 3.1Conversion to ADSs. Upon written notice from the Purchaser, the Company shall use its best efforts to cause the Purchased Shares held by the Purchaser to be duly converted into ADSs of the Company in accordance with the provisions of the Deposit Agreement, dated October 24, 2024 (the “Deposit Agreement”), by and among the Company, Deutsche Bank Trust Company Americas (the “Depositary”) and all holders and beneficial owners of ADSs evidenced by American Depositary Receipts of the Company; provided that, at any time the transfer restrictions described in Section 3.2 of this Agreement are in effect or the Purchased Shares are Restricted Securities (as defined in the Deposit Agreement), the Purchased Shares shall be converted into Restricted ADSs (as defined in the Deposit Agreement). The Company shall pay all fees of the Depositary in connection with the conversion of the Purchased Shares to ADSs or Restricted ADSs (“Converted Shares”), as the case may be.

Section 3.2Transfer Restrictions. From and after the Closing Date until the date that is ninety (90) days following the Closing Date, the Purchaser agrees that neither it nor any of its Affiliates shall Transfer any Purchased Shares or Converted Shares (the “Lock-Up Restriction”), except as follows: (i) any Transfer of Purchased Shares or Converted Shares to one or more of its Affiliates, so long as such Affiliates agree in writing to be bound by the Lock-Up Restriction; provided, however, that if any such transferee ceases to be an Affiliate of Purchaser, then such transferee shall transfer its Purchased Shares or Converted Shares, as applicable, to the Purchaser or one of its Affiliates; (ii) any Transfer of Purchased Shares or Converted Shares to the Company or any of its Subsidiaries, including pursuant to a share buyback (for the avoidance of doubt, to the extent that the Purchaser’s participation in such buyback is limited to its pro rata interest in the

Company, such interest shall be based on its beneficial ownership; provided, however, that in no event shall the Purchaser’s participation in any such buyback for which participation is so limited exceed the pro rata interest based on such the Purchaser’s beneficial ownership); (iii) any Transfer of Purchased Shares or Converted Shares pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction involving the Company that has been approved, authorized or recommended by the board of directors of the Company; (iv) any conversion of the Purchased Shares into ADSs pursuant to Section 3.1, provided that any such Converted Shares received upon such conversion and exchange shall remain subject to the Lock-Up Restriction; (v) any transactions relating to securities of the Company acquired in open market transactions after the Closing Date, provided that no filing under the Exchange Act or other public announcement shall be required or shall be voluntarily made during the ninety (90) day restricted period in connection with subsequent sales of such securities acquired in such open market transactions; or (vi) any Transfer of Purchased Shares or Converted Shares with the prior written consent of the Company.

For the purposes of this Section 3.2, the following terms shall have the meanings ascribed to them below.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, governmental entity or other entity.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, any swap, put option, derivative, or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of securities or interest in such securities, whether any such swap, derivative, put option, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

Section 3.3Cooperation. Following the expiration of the Lock-Up Restriction, upon the Purchaser’s written request, the Company shall cooperate with the Purchaser to facilitate the prompt (but in no even later than seven (7) Business Days following any such request therefor from the Purchaser) preparation and delivery of uncertificated shares representing the Purchased Shares and, if applicable, the Converted Shares to be sold pursuant to the Resale Registration Statement (as defined below) or Rule 144 under the Securities Act (“Rule 144”) free of any restrictive legends and representing such number of Purchased Shares and the Converted Shares, as applicable, and registered in such names as the holders of such securities may reasonably request to the extent permitted by such Resale Registration Statement or Rule 144 to effect sales of such securities; provided that as a condition to the removal of restrictive legends pursuant to sales under Rule 144, the Purchaser shall provide the Company’s transfer agent or the Depositary, as applicable, with an opinion of counsel (including in-house counsel), which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction under the Securities Act referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act. For the purposes of this Agreement, “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

Section 3.4Resale Registration Statement.

(a)On or after the Closing Date, and subject to the delivery to the Company of the Purchaser Information (as defined below), the Company shall as promptly as practicable (and in any event no later than sixty (60) days after the Closing Date), file with the SEC a registration statement on Form F-3 (or such other appropriate form if the Company is not then F-3 eligible) (the “Resale Registration Statement”) providing for the resale by the Purchaser and its Affiliates of the Purchased Shares and the Converted Shares (together, the “Registrable Securities”). Before filing the Resale Registration Statement, the Company shall furnish to the Purchaser a copy of the Resale Registration Statement. The Purchaser and its counsel shall have at least five (5) Business Days prior to the anticipated filing date of the Resale Registration Statement to review and comment upon such Resale Registration Statement and any amendment or supplement to such Resale Registration Statement and any related prospectus, prior to its filing with the SEC (other than, in each case, any document which is filed by the Company with the SEC pursuant to the Exchange Act and is incorporated by reference in the Resale Registration Statement). The Company shall (i) consider in good faith such comments as the Purchaser or its counsel reasonably proposed by the Purchaser and (ii) not file the Resale Registration Statement or related prospectus or any amendment or supplement thereto (excluding for the avoidance of doubt any reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act) containing information regarding the Purchaser to which the Purchaser reasonably objects, unless such information is required to comply with any applicable law or regulation. Unless otherwise agreed to in writing by the Purchaser prior to the filing of the Resale Registration Statement, the Purchaser shall not be identified as a statutory underwriter in the Resale Registration Statement. The Purchaser shall furnish all information reasonably requested by the Company and as shall be reasonably required in connection with such registration.

(b)The Company shall use reasonable best efforts to cause such Resale Registration Statement to become effective as soon as practicable after such filing, but no later than the earlier of (i) the sixtieth (60th) calendar day following the filing of the Resale Registration Statement if the SEC notifies the Company that it will “review” the Resale Registration Statement and (ii) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. The Company shall use reasonable best efforts to keep such

Resale Registration Statement continuously effective and available for the resale of all of the Registrable Securities covered thereby at all times until the earlier of the date that all of the Registrable Securities (x) have been sold or transferred by the Purchaser or (y) have become eligible for resale under Rule 144 under the Securities Act by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The Company shall, by 9:30 a.m. New York City time on the first (1st) Business Day after the effective date of the Resale Registration Statement, file a final prospectus with the SEC, as required by Rule 424(b) and shall provide the Purchaser with a copy of the final prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(c)The Company shall indemnify and hold harmless the Purchaser, each of its Affiliates who holds Registrable Securities, the respective officers, directors, members, managers, partners, agents, investment advisers and employees of the Purchaser and each such Affiliate, each person who controls the Purchaser and each such Affiliate (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus included in the Resale Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon or arise from the Purchaser Information. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the Purchaser or any such Affiliate. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company.

(d)All registration and filing fee expenses incurred by the Company in effecting the registration of the Registrable Securities pursuant to this Agreement, including (i) all registration, qualification, and filing fees, printing expenses, and any other fees and expenses associated with filings required to be made with the SEC, the Financial Industry Regulatory Authority, Inc. or any other regulatory authority, (ii) all fees and expenses in connection with compliance with or clearing the Registrable Securities for sale under any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses, and (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company, shall be borne by the Company. All broker and underwriting discounts, fees and selling commissions applicable to the sale of Registrable Securities and all similar fees and commissions and any transfer taxes relating to the Purchaser’s and its Affiliates’ disposition of the Registrable Securities shall be borne by the Purchaser.

ARTICLE IV

MISCELLANEOUS

Section 4.1Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive the Closing subject to the applicable statute of limitations, except the Company’s representations contained in Section 2.1(d) hereof, which shall survive indefinitely.

Section 4.2Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The Parties agree that any dispute, controversy, or claim arising out of or related to any aspect of this Agreement (“Dispute”), including but not limited to its formation, interpretation, performance, breach, or enforcement, shall be submitted exclusively to final and binding arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. § 1, et seq. Any such arbitration shall be confidential. The arbitration will be administered by the International Chamber of Commerce in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Arbitration Rules”) in force when the notice of arbitration is submitted. The Dispute shall be resolved by one (1) arbitrator to be appointed in accordance with the ICC Arbitration Rules. The place of arbitration shall be Amsterdam, The Netherlands. The language of the arbitration shall be English. Judgment on the arbitration award may be entered in any court having jurisdiction. The prevailing Party in any such arbitration shall be entitled to its reasonable attorneys’ fees, costs, and arbitration expenses incurred in the arbitration proceeding, as well as any court proceedings to confirm the arbitration award. A Party seeking in court to compel arbitration pursuant to this provision and that succeeds in compelling arbitration shall be entitled to its attorneys’ fees and costs incurred in connection with such court proceedings.

Section 4.3Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 4.4Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Company, and their respective heirs, successors and permitted assigns.

Section 4.5Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.6Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address specified in this Section 4.6 prior to 5:00 p.m., New York time, on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the e-mail address specified in this Section 4.6 on a day that is not a Business Day or later than 5:00 p.m., New York time, on any Business Day, (c) the date of actual delivery if delivered personally to the Party to whom notice is to be given, or (d) the next Business

Day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Company, at:	[ ]
[ ]
[ ]
	Tel:	( )
	E-mail:	( )

If to the Purchaser, at:	[ ]
[ ]
[ ]
	Tel:	( )
	E-mail:	( )

Any Party may change its address for purposes of this Section 4.6 by giving the other Party written notice of the new address in the manner set forth above.

Section 4.7Entire Agreement. This Agreement and the Letter constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by such agreements.

Section 4.8Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.9Fees and Expenses. Except as otherwise provided in this Agreement, the Company and the Purchaser will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 4.10Confidentiality. Each Party shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose (to the extent permitted by applicable law), any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information. Notwithstanding the foregoing, the Purchaser specifically agrees and acknowledges that the Company may disclose the existence or terms of this Agreement to any person to the extent required by applicable law or the making of filings necessary to receive all requisite approvals for the transactions contemplated by this Agreement. The Company specifically agrees and acknowledges that the Purchaser may disclose to the U.S. Department of the Treasury any information as reasonably required to satisfy the Purchaser’s obligations under 31 CFR 850.401 in connection with the Letter, this Agreement or the transactions contemplated thereunder.

Section 4.11Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 4.12Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.13Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 4.14No Waiver. Except as specifically set forth herein, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 4.15Language. This Agreement is drawn up in the English language. Any translations provided in Chinese are for reference only. In case of discrepancies between the English text version of this Agreement and any translation, the English version shall prevail.

Section 4.16Description of Purchaser.

(a)The Purchaser hereby consents and undertakes to promptly provide such information regarding the Purchaser as the Company may reasonably request in writing that is necessary to complete or amend the information required by the Resale Registration Statement and the prospectus therein (the “Purchaser Information”), and hereby represents that the Purchaser Information will be true and accurate in all material respects and will not be misleading in any material respect.

(b)The Purchaser hereby agrees and consents to the use of and references to its name, the inclusion of the Purchaser Information, the disclosure of the transactions contemplated under this Agreement and the filing of this Agreement as an exhibit to the Resale Registration Statement and other SEC filings in connection with the Resale Registration Statement.

(c)The Purchaser shall indemnify and hold harmless the Company, its officers, directors, agents, advisers and employees, to the fullest extent permitted by applicable law, from and against any and all Losses that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus included in the Resale Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon or arise from the Purchaser Information. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by the Purchaser or any such Affiliate. Notwithstanding the forgoing, the Purchaser’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Purchaser.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

WeRide, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Uber Technologies, Inc.

By:
Name:
Title: